UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                               ARCHON CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Archon Corp 8% Series Preferred
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   03957P 20 0
                                   -----------
                                 (CUSIP Number)

                                December 14, 2004
                                -----------------
                      (Date of Event Which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 03957P 20 0                  13G                     Page 2 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           D. E. Shaw Laminar Portfolios, L.L.C. -
           (IRS Identification No. 01-0577802)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       361,000
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            361,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           361,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 03957P 20 0                  13G                     Page 3 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           D. E. Shaw & Co., L.P. - (IRS Identification No. 13-3695715)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       361,000
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            361,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           361,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA, PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 03957P 20 0                  13G                     Page 4 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           D. E. Shaw & Co., L.L.C. - (IRS Identification No. 13-3799946)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       361,000
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            361,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           361,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                          -----------------
CUSIP No. 03957P 20 0                  13G                     Page 5 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David E. Shaw
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       361,000
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            361,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           361,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    ---------------

                    Archon Corporation

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                    3993 Howard Hughes Parkway, Suite 630
                    Las Vegas, NV 89109

Item 2(a)           Name of Person Filing:
                    ----------------------

                    D. E. Shaw Laminar Portfolios, L.L.C.
                    D. E. Shaw & Co., L.P.
                    D. E. Shaw & Co., L.L.C.
                    David E. Shaw

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------

                    The business address for all filers is:
                    120 W. 45th Street, Tower 45, 39th Floor
                    New York, NY 10036

Item 2(c)           Citizenship:
                    ------------

                    D. E. Shaw Laminar Portfolios, L.L.C. is a limited liability company organized under the laws of the state of Delaware.
                    D. E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware.
                    D. E. Shaw & Co., L.L.C. is a limited liability company organized under the laws of the state of Delaware.
                    David E. Shaw is a citizen of the United States of America.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Preferred Stock (the "Shares")

Item 2(e)           CUSIP Number:
                    -------------

                    03957P 20 0

Item 3              Not Applicable

Item 4              Ownership:
                    ----------

                    As of the close of business on December 27, 2004:

                    (a) Amount beneficially owned:

                    D. E. Shaw Laminar Portfolios, L.L.C.:        361,000 Shares
                    D. E. Shaw & Co., L.P.:                       361,000 Shares
                    D. E. Shaw & Co., L.L.C.:                     361,000 Shares
                    David E. Shaw:                                361,000 Shares

                    (b) Percent of class:

                    D. E. Shaw Laminar Portfolios, L.L.C.:        6.9%
                    D. E. Shaw & Co., L.P.:                       6.9%
                    D. E. Shaw & Co., L.L.C.:                     6.9%
                    David E. Shaw:                                6.9%

                    (c) Number of Shares to which the person has:

                    (i) Sole power to vote or to direct the vote:

                    D. E. Shaw Laminar Portfolios, L.L.C.:        -0-
                    D. E. Shaw & Co., L.P.:                       -0-
                    D. E. Shaw & Co., L.L.C.:                     -0-
                    David E. Shaw:                                -0-

                    (ii) Shared power to vote or to direct the vote:
                    D. E. Shaw Laminar Portfolios, L.L.C.:        361,000 Shares
                    D. E. Shaw & Co., L.P.:                       361,000 Shares
                    D. E. Shaw & Co., L.L.C.:                     361,000 Shares
                    David E. Shaw:                                361,000 Shares

                    (i) Sole power to dispose or to direct the disposition of:

                    D. E. Shaw Laminar Portfolios, L.L.C.:        -0-
                    D. E. Shaw & Co., L.P.:                       -0-
                    D. E. Shaw & Co., L.L.C.:                     -0-
                    David E. Shaw:                                -0-

                    (ii) Shared power to dispose or to direct the disposition of:

                    D. E. Shaw Laminar Portfolios, L.L.C.:        361,000 Shares
                    D. E. Shaw & Co., L.P.:                       361,000 Shares
                    D. E. Shaw & Co., L.L.C.:                     361,000 Shares
                    David E. Shaw:                                361,000 Shares

                    David Shaw does not own any Shares directly. By virtue of David Shaw's position as President and sole shareholder of
                    D. E. Shaw & Co., Inc., which is the general partner of D.
                    E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C., and by virtue of David Shaw's position as President and sole shareholder of
                    D. E. Shaw & Co. II, Inc., which is the managing member of
                    D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C., David Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 361,000 Shares owned by D. E. Shaw Laminar Portfolios, L.L.C., constituting 6.9% of the outstanding Shares and, therefore, David Shaw may be deemed to be the beneficial owner of such Shares. David Shaw disclaims beneficial ownership of such 361,000 Shares.

Item 5               Ownership of Five Percent or Less of a Class:
                     ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ----------------------------------------------------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    -------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------

                    By signing below, each of D. E. Shaw Laminar Portfolios, L.L.C., D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C., and David Shaw certify that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                                      SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. Powers of Attorney, dated February 24, 2004 granted by David E. Shaw in favor of Julius Gaudio, are attached hereto.


Dated: December 28, 2004


                                        D. E. Shaw Laminar Portfolios, L.L.C.

                                        By: D. E. Shaw & Co., L.L.C., as
                                            managing member

                                            By: /s/ Julius Gaudio
                                                ------------------------------
                                                Julius Gaudio
                                                Managing Director


                                        D. E. Shaw & Co., L.P.

                                        By: /s/ Julius Gaudio
                                            ------------------------------
                                            Julius Gaudio
                                            Managing Director


                                        D. E. Shaw & Co., L.L.C.

                                        By: /s/ Julius Gaudio
                                            ------------------------------
                                            Julius Gaudio
                                            Managing Director


                                        David E. Shaw

                                        By: /s/ Julius Gaudio
                                            ------------------------------
                                            Julius Gaudio
                                            Attorney-in-Fact for David E. Shaw